NEWS RELEASE
Media Contact: Eva Schmitz 812.306.2424 evaschmitz@berryplastics.com	Investor Contact: Dustin Stilwell 812.306.2964 dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Appoints Robert A. Steele
to the Company’s Board of Directors

Joshua Harris Steps Down from Company’s Board

EVANSVILLE, Ind. – October 6, 2014 – Berry Plastics Group, Inc. (NYSE:  BERY), a leading global manufacturer and marketer of value-added plastic packaging and engineered materials, today announced the appointment of Robert A. Steele to its Board of Directors.  Steele replaces Joshua (Josh) Harris who is stepping down from the Company’s Board.

In 2011, Steele retired from Procter & Gamble as the company’s Vice Chairman Health Care.  During his 35-year tenure with Procter & Gamble, Steele served in a variety of executive leadership positions, including Vice Chairman Global Health and Well-being, Group President Global Household Care, and Group President of North American Operations.

Steele is a board member of Keurig/Green Mountain Coffee, where he serves on the Audit and Finance committee, and the Compensation and Organizational Development committee.  He was previously a member of the board of directors of Beam Inc. and Kellogg Company.  Steele has a bachelor’s degree in Economics from College of Wooster and a MBA from Cleveland State University.

"On behalf of Berry Plastics and its Board of Directors, I extend our sincere appreciation to Josh for his years of service to the Company.  At the same time, we are pleased to welcome Robert to our Board,” said Jon Rich, Chairman and CEO of Berry Plastics.  “Robert’s in-depth knowledge of the global consumer goods market is a great complement to the talents and expertise of our existing Board members.  This acumen will serve us well as we continue to pursue and implement initiatives in support of our four-point strategy of reducing our leverage, developing and introducing innovative new products, growing internationally, and identifying and pursuing value-added acquisitions.”

About Berry Plastics
Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $4.6 billion in fiscal 2013.  With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Company’s website at www.berryplastics.com.

Forward-looking statements

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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